Exhibit 10.13

U.S. Cellular

8410 W. Bryn Mawr Avenue

Chicago, IL 60631

773-399-8900p

www.uscellular.com

March 23, 2011

Carter Elenz

00 Hillcrest Road

Burlington, VT  05401

Dear Carter,

We are pleased to extend an offer for you to join U.S. Cellular Corporation as the Executive Vice President, Sales and Customer Service, reporting to Mary Dillon.  We hope that you accept this offer and agree to start on April 15, 2011. Upon acceptance, your appointment to the position is subject to the approval of the U.S. Cellular Board of Directors.

This letter contains our complete offer of employment to you.  Your starting salary will be $16,077, paid bi-weekly, ($418,000 annualized) and will be subject to all applicable withholdings.  Your pay check or direct deposit notification will be mailed to you at your address of record.  You will be eligible for an annual performance review and given consideration for a salary increase in March, 2012.

You will be eligible for participation in our annual bonus program and will have a target bonus equal to 60% of your 2011 annual base earnings.  Any bonus earned for 2011 is scheduled to be paid in March, 2012, provided you are an employee in good standing at that time.

Assuming you start on April 15, 2011, you will be eligible to participate in the company’s Long-Term Incentive Plan (LTIP) with an initial award of $364,198  worth of non-qualified stock options and $169,708 worth of restricted stock units (RSU).  The exercise price and the number of options granted will be determined by the closing price of a share of U.S. Cellular stock on the latter of your start date or the date the Long Term Incentive Compensation Committee of the Board of Directors, and the full Board of Directors, approves your grant. The number of RSU’s granted will also be determined by the closing price of U.S. Cellular stock on the same date.  The options will vest in three installments (33 1/3% each year) over three years and the RSU’s will vest three years from the grant date.  Participation in this plan also includes an opportunity for you to receive future stock options and restricted stock units (RSU’s) awards which historically are granted on the first trading day of April each year.

In subsequent years, assuming U.S. Cellular continues its LTIP in its current form with the same base pay multiples, your target Long-Term Incentive (LTI) value will be 145% of your base pay.  This assumes that the company and you meet certain performance targets.  If we maintain the current equity award vehicles and certain performance targets are met, 60% of your LTI value will be paid as stock options and 40% will be paid as RSU’s.  For any LTI awards made in April 2012, your RSU award allocation will be prorated based on your date of hire during 2011.  If you start on April 15, 2011, your allocation will be 75% of the target annual RSU award, adjusted for company and personal performance.

U.S. Cellular provides an excellent benefits package, including group insurance, 401(k) plan participation, pension and flexible spending accounts.  Also, as a member of senior management, you are eligible to participate in two separate salary and bonus deferral programs.  Additional information regarding these programs, as well as U.S. Cellular’s complete benefits program will be discussed with you at time of hire.

We understand that making a move to follow your career aspirations isn’t always easy.  To assist you with the transition to your new home, we would like to offer you relocation benefits.  If your employment with U.S. Cellular® terminates within one year of the effective date in your position, you will be required to repay 100% of the total relocation dollars reimbursed and/or advanced including all expenses that were directly billed to U.S. Cellular.  Please contact the Senior Director of Staffing, at 773-399-8900 to discuss in detail.

This offer is expressly contingent upon the acceptable results of a pre-employment drug screening.  Failure to submit to a drug screen within 48 hours of the acceptance of this offer or a confirmed positive drug test shall result in the withdrawal of the employment offer and denial of employment. This offer is expressly contingent upon the acceptable results of a pre-employment drug screening.  Failure to submit to a drug screen within 48 hours of the acceptance of this offer or a confirmed positive drug test shall result in the withdrawal of the employment offer and denial of employment.

This offer is also contingent upon the background check results provided by our third-party administrator, Orange Tree Employment Screening, and upon your ability to prove your identity and eligibility to be employed in compliance with the Immigration Reform and Control Act of 1986.  At the time of hire, you will be provided with a comprehensive list of acceptable documents, which may be utilized to comply with the requirements of this federal law, as well as a Federal I-9 form, which you must complete.

In addition, this offer is contingent upon you signing this letter and completing the USCC Payroll Corporation Confidentiality/Non-Solicitation/Non-Competition Agreement.  It is important that you understand all terms and conditions stated in the Agreement, and we will be happy to review the details with you directly.

To accept our invitation and as a condition of employment, we ask that you please sign and return this letter.  A second copy of this letter is provided for your records.

On behalf of Mary Dillon, I welcome you to join U.S. Cellular®, and we look forward to a successful partnership with you.

Sincerely,

/s/ Jeff Childs

Jeff Childs
Executive Vice President and Chief Human Resources Officer

Accepted and agreed:

	/s/ Carter Elenz	Date:	3/23/11
Carter Elenz

Copy:	Mary Dillon
Chief Executive Officer
U.S. Cellular

Enclosures:	USCC Confidentiality/Non-Solicitation/Non-Competition Agreement
USCC Benefits At A Glance